UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 2, 2011

Date of Report (Date of earliest event reported)

Medicis Pharmaceutical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7720 North Dobson Road

Scottsdale, Arizona 85256

(Address of principal executive offices) (Zip Code)

(602) 808-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 2, 2011, Medicis Pharmaceutical Corporation (the “Company”) completed its previously announced asset acquisition pursuant to that certain Asset Purchase Agreement, dated as of November 18, 2011 (the “Purchase Agreement”), by and among the Company, Graceway Pharmaceuticals, LLC (“Graceway”) and certain of Graceway’s subsidiaries (collectively, the “Sellers”). Pursuant to the Purchase Agreement, the Company acquired substantially all of the assets of the Sellers for an aggregate purchase price of approximately $455 million and agreed to assume certain limited post-closing liabilities, primarily associated with contracts for commercial operations assumed by the Company and also certain liabilities relating to Graceway’s Canadian operations (the “Transaction”). The Company did not assume any of Graceway’s debt.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The Company intends to file the financial statements required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report is required to be filed.

(b)	Pro Forma Financial Information

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report is required to be filed.

(d)	Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 18, 2011, by and among Medicis Pharmaceutical Corporation, Graceway Pharmaceuticals, LLC and the other signatories party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 23, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2011	MEDICIS PHARMACEUTICAL CORPORATION

	By:	/s/ Seth L. Rodner
Seth L. Rodner
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 18, 2011, by and among Medicis Pharmaceutical Corporation, Graceway Pharmaceuticals, LLC and the other signatories party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 23, 2011).